UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Metals USA Holdings Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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METALS USA HOLDINGS CORP.

2400 E. COMMERCIAL BLVD., SUITE 905

FORT LAUDERDALE, FLORIDA 33308

NOTICE OF ANNUAL MEETING

TO BE HELD MAY 17, 2012

To the Stockholders of Metals USA Holdings Corp.:

You are cordially invited to attend the 2012 Annual Meeting of Stockholders of Metals USA Holdings Corp., a Delaware corporation (the “Company”), to be held at 2400 E. Commercial Blvd., Suite 725, Fort Lauderdale, Florida 33308 on May 17, 2012, at 11:00 a.m., Eastern Time, for the following purposes:

1.	To elect two Class II directors to hold office for a three-year term ending at the 2015 Annual Meeting of Stockholders or until their successors are elected and qualified;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

3.	To transact other business properly coming before the Annual Meeting of Stockholders.

Stockholders who owned common stock as of the close of business on the record date of March 30, 2012 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders or any adjournment(s) or postponement(s) thereof. In order to have your shares represented at the meeting, you can vote your shares of common stock through any one of the following methods: (i) properly execute and return the enclosed proxy card; (ii) vote online; or (iii) vote by telephone. A list of the Company’s stockholders will be available for inspection at the office of the Company located at 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida, at least 10 days prior to the Annual Meeting of Stockholders.

By Order of the Board of Directors

METALS USA HOLDINGS CORP.,

William A. Smith II

Senior Vice President, Chief Legal Officer and Secretary

April 11, 2012

Fort Lauderdale, Florida

PLEASE READ THIS ENTIRE PROXY STATEMENT CAREFULLY AND SUBMIT

YOUR PROXY BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD

OR PROVIDE YOUR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET.

METALS USA HOLDINGS CORP.

2400 E. COMMERCIAL BLVD., SUITE 905

FORT LAUDERDALE, FLORIDA 33308

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MAY 17, 2012

GENERAL INFORMATION

The Board of Directors (the “Board”) is soliciting your proxy for the 2012 Annual Meeting of Stockholders (the “Annual Meeting”). As a stockholder of Metals USA Holdings Corp., you have a right to vote on certain matters affecting the Company. This proxy statement discusses the proposals on which you are entitled to vote this year. Please read it carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

In this proxy statement, we refer to Metals USA Holdings Corp. as “Metals USA Holdings” or the “Company.”

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, is being mailed with this proxy statement. The Annual Report on Form 10-K is not part of the proxy solicitation material.

The Board is sending proxy material to you and all other stockholders on or about April 11, 2012. The Board is asking for you to vote your shares by completing and returning the proxy card, or by voting by telephone or Internet.

Stockholders who owned common stock as of the close of business on March 30, 2012 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) or postponement(s) thereof. At the close of business on March 30, 2012, there were 37,270,707 outstanding shares of common stock.

QUESTIONS AND ANSWERS

Q.	Who can vote at the Annual Meeting?

A.	Stockholders who owned shares of common stock as of the close of business on March 30, 2012 may attend and vote at the Annual Meeting. Each share of common stock is entitled to one vote. There were 37,270,707 shares of common stock outstanding on March 30, 2012.

Q.	Why am I receiving this proxy statement?

A.	This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

Q.	What is the proxy card?

A.	The proxy card enables you to vote whether or not you attend the meeting. Even if you plan to attend the meeting, we encourage you to complete and return your proxy card before the meeting date in case your plans change. By completing and returning the proxy card, you are authorizing the representatives of the Company named on your proxy card to vote your shares of common stock at the meeting, as you have instructed them on the proxy card.

If a proposal is properly presented for a vote at the meeting that is not on the proxy card, the representatives of the Company named on your proxy card will vote your shares in their discretion.

Q.	On what issues am I voting?

A.	We are asking you to vote on:

•	Proposal 1 — the election of two Class II directors from the two nominees named in this proxy statement.

•	Proposal 2 — the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q.	What is the difference between a record holder and a “street name” holder?

A.	If your shares of common stock are registered directly in your name, you are considered the holder of record with respect to those shares. If your shares of common stock are held in a brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the holder of record with respect to those shares, while you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using one of the methods described below.

Q.	How do I vote?

A.	If you are a record holder:

You may vote by mail: You may do this by completing and signing your proxy card and mailing it in the enclosed, prepaid and addressed envelope.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

If you do not mark your voting instructions on the proxy card, your shares will be voted:

•	for the election of the two named nominees for director,

•	for the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

You may vote by telephone: You may do this by calling toll-free 1-800-652-8683 on a touch-tone phone and following the instructions. You will need your proxy card available if you vote by telephone.

You may vote by Internet: You may do this by accessing www.investorvote.com/MUSA and following the instructions. You will need your proxy card available if you vote by Internet.

You may vote in person at the meeting: We will pass out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must request a proxy from your stockbroker in order to vote at the meeting.

If you are a “street name” holder:

If you hold your shares of common stock in street name, you must vote your shares through the procedures prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

Q.	What does it mean if I receive more than one proxy card?

A.	It means that you have multiple accounts at our transfer agent or with brokerage firms. Please complete and return all proxy cards you receive, or otherwise vote your shares by telephone or by Internet as described herein, to ensure that all of your shares are voted.

Q.	What if I change my mind after I vote?

A.	If you are a record holder, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by any of the following means:

•	signing or submitting another proxy as provided herein with a later date,

•

sending us a written notice of revocation, which must be received prior to the Annual Meeting at the following address: Corporate Secretary, Metals USA Holdings Corp., 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308, or

•	voting in person at the meeting.

If you are a street name holder, you may change your vote by complying with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

Q.	Will my shares be voted if I do not return my proxy card?

A.	If you are a record holder, your shares will not be voted. If you are a street name holder, your brokerage firm, under certain circumstances, may vote your shares.

Brokerage firms have authority under the New York Stock Exchange (“NYSE”) rules to vote customers’ shares on certain “routine” matters if the customer has not provided the brokerage firm with voting instructions within a certain period of time before the meeting. A brokerage firm cannot vote customers’ unvoted shares on non-routine matters. Only Proposal Two is considered a routine matter under the NYSE rules. Accordingly, if you do not instruct your brokerage firm how to vote your shares, your brokerage firm may not vote your shares on Proposal One, and your brokerage firm may either:

•	vote your shares on Proposal Two and other routine matters that are properly presented at the meeting, or

•	leave your shares unvoted as to Proposal Two and other routine matters that are properly presented at the meeting.

When a brokerage firm votes its customers’ unvoted shares on routine matters, these shares are counted to determine if a quorum exists to conduct business at the meeting. When a brokerage firm does not vote a customer’s unvoted shares, these shares are counted to determine if a quorum exists; however, they are not treated as voting on a matter.

We encourage you to provide instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting.

Q.	How many shares must be present to hold the meeting?

A.	To hold the meeting and conduct business, a majority of the Company’s outstanding shares as of the close of business on March 30, 2012 must be present in person or represented by proxy at the meeting. This is called a quorum.

Shares are counted as present at the meeting if the stockholder either:

•	is present and votes in person at the meeting, or

•	has properly submitted a proxy card, or voted their shares by telephone or Internet.

Q.	What are my voting choices when voting on the election of directors?

A.	You may vote either “for” or “withhold” your vote for each nominee.

If you give your proxy without voting instructions, your shares will be counted as voting for each nominee.

Q.	How many votes must the nominees receive to be elected as directors?

A.	The two nominees receiving the highest number of votes “for” will be elected as directors.

Q.	What happens if a nominee is unable to stand for election?

A.	The Board may reduce the number of directors or select a substitute nominee. In the latter case, if you have completed and returned your proxy card or voted by telephone or Internet, the representatives of the Company named on your proxy card can vote your shares for a substitute nominee. They cannot vote for more than two nominees.

Q.	What are my voting choices when voting on the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012?

A.	You may vote either “for” or “against” the ratification, or you may “abstain” from voting.

If you give your proxy without voting instructions, your shares will be voted for the ratification.

Q.	How many votes are needed to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012?

A.	The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the appointment of Deloitte & Touche LLP.

Q.	Is my vote kept confidential?

A.	Proxy cards, telephone and Internet voting reports, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to the Company except as required by law.

Q.	Where do I find voting results of the meeting?

A.	We will publish the final results in a Current Report on Form 8-K after the Annual Meeting. We will file that report with the Securities and Exchange Commission (“SEC”), and you can obtain a copy by contacting our Corporate Secretary at (954) 202-4000 or the SEC at (202) 551-8090 for the location of its nearest public reference room. You can also obtain a copy on the Internet through the SEC’s website at www.sec.gov.

Q.	How can I review the Company’s Annual Report on Form 10-K?

A.	The Company’s Annual Report on Form 10-K, including the financial statements and the schedules thereto, is being mailed to you together with this proxy statement. You may also view the Form 10-K, as well the Company’s other proxy materials, on the website listed below. Click on the Investor Information link on the website. You may also view the Form 10-K through the SEC’s website at www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 17, 2012.

This proxy statement, the Company’s Annual Report on Form 10-K and other proxy materials are available at www.edocumentview.com/MUSA.

PROPOSAL 1—ELECTION OF CLASS II DIRECTORS

Nomination

The Company’s Amended and Restated Certificate of Incorporation provides that the number of directors must be at least six but not more than 15, and must be divided into three classes as nearly equal in number as possible. The exact number of directors within that range is determined from time to time by the Board and currently consists of seven members. The term of each class is three years, and the term of one class expires each year in rotation.

Two Class II directors are to be elected at the Annual Meeting, to hold office until the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified. The remaining directors will continue to serve the terms consistent with their class, as noted below.

The Board has nominated C. Lourenco Goncalves and John T. Baldwin to serve as Class II directors for terms of three years, expiring at the 2015 Annual Meeting of Stockholders, or until their successors are elected and qualified. Each of the nominees is currently a member of our Board.

Director Qualifications

We believe that the members of our Board should have a range of skills, experience, diversity, and expertise that enables them to provide sound guidance with respect to our business and operations. Each of our directors has an established record of professional accomplishment and particular experience, qualifications, attributes and skills that the Board considers important in determining that each director should be a member of our Board, as described below.

The composition of our Board is balanced among three independent directors, three directors affiliated with certain investment funds managed by affiliates of Apollo Management Holdings, L.P. (together with Apollo Global Management, LLC and its subsidiaries, “Apollo”), our largest stockholder, and our President and Chief Executive Officer. That balance, to which each of our directors contributes, is important to us for the following reasons:

•

As independent directors, each of Messrs. Baldwin, Powers and Slaven contributes an outside point of view that we value for providing multiple perspectives to the Board’s oversight and direction of our business and facilitating objectivity in the Board decision-making process.

•

Because of their affiliation with Apollo, each of Messrs. Press, Rashid and Michelini is particularly attuned to strategic, financial and other matters that may affect our stockholders’ investments in us.

•	Mr. Goncalves, as our President and Chief Executive Officer, brings his experience and in-depth knowledge of the Company and our industry, operations and business plans to the Board.

In addition, each of our directors has specific knowledge, professional experience and expertise relevant to serving as a director of the Company, and most of our directors have experience serving on boards of directors of other companies. Each director also has the following key attributes that we believe are important to an effective board of directors: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and fellow directors in a constructive and collaborative fashion; and diversity of background, experience and thought. See below for additional biographic information concerning our directors.

Vote Required

The accompanying proxy will be voted in favor of each nominee named in this proxy statement unless the stockholder indicates to the contrary on the proxy. Nominees for director are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. Management expects that each of the nominees will be available for election, but if any nominee is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee to be designated by the Board.

Board Recommendation

The Board recommends a vote FOR each of the nominees.

Nominees

Class II – Terms Expiring 2012

C. Lourenco Goncalves, 54, has been President and Chief Executive Officer and a director of the Company since February 2003. On May 1, 2006, Mr. Goncalves became Chairman of the Board of Directors of the Company. From March 1998 to February 2003, Mr. Goncalves was President and Chief Executive Officer of California Steel Industries, Inc. (CSI), a company located in Fontana, California. Prior to that, Mr. Goncalves was employed by Companhia Siderúrgica National (CSN) in Brazil. During 17 years with CSN, Mr. Goncalves held several positions in operations and sales, the last one as a Managing Director. Mr. Goncalves serves on the board of directors of Ascometal, a major European producer of special steels headquartered in Paris, France. Mr. Goncalves earned a masters of science degree in metallurgical engineering from the Federal University of Minas Gerais in Belo Horizonte, Brazil, and a bachelor’s degree in engineering from the Military Institute of Engineering in Rio de Janeiro, Brazil.

John T. Baldwin, 55, became a director and Chairman of the Audit Committee of the Company on May 1, 2006 and a director of Metals USA on January 18, 2006. Mr. Baldwin served as Senior Vice President and Chief Financial Officer of Graphic Packaging Corporation from September 2003 to August 2005, and as Vice President and Chief Financial Officer of Worthington Industries, Inc. from December 1998 to September 2003. He joined Worthington, a steel processor, in 1997 as Treasurer. Prior to Worthington, Mr. Baldwin served in various financial capacities at Tenneco, Inc. in Greenwich, Connecticut, London, England and Houston, Texas. Mr. Baldwin is a graduate of the University of Houston and the University of Texas School of Law. Mr. Baldwin served on the board of The Genlyte Group Incorporated, a lighting manufacturer, from March 2003 through January 2008, at which time he resigned from such board upon the company’s purchase by Koninklijke Philips Electronics N.V., and was Chairman of the Audit Committee of The Genlyte Group Incorporated from April 2006 through January 2008.

Continuing Directors

Class III – Terms Expiring 2013

Eric L. Press, 46, became a director of the Company on May 9, 2005 and a director of Metals USA on November 30, 2005. Mr. Press is a partner of Apollo Management, L.P. Prior to joining Apollo in 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group (BCG), a management consulting firm focused on corporate strategy. Mr. Press has been engaged in all aspects of Apollo’s lodging, leisure and entertainment investment activities, as well as Apollo’s investments in basic industries and financial services. Mr. Press serves on the boards of directors of Apollo Commercial Real Estate Finance, Inc. (from 2009 to present), Athene (from 2009 to present), Verso Paper Corp. (from 2009 to present), Prestige Cruise Holdings (from 2007 to present), Affinion Group (from 2005 to present), Caesars Entertainment Corporation (from 2008 to present) and Noranda Aluminum Holding Corporation (from 2007 to present). In the last five years, Mr. Press served on the board of directors of Quality Distribution, Inc. (from 2004 to 2008), Innkeepers USA Trust (from 2007 to 2010) and served on the board of trustees of the Rodeph Sholom School in New York City (from 2004 to 2010). Mr. Press graduated Magna Cum Laude from Harvard College with an A.B. in Economics, and from Yale Law School, where he was a Senior Editor of the Yale Law Review.

M. Ali Rashid, 35, became a director of the Company on May 9, 2005 and a director of Metals USA on November 30, 2005. Mr. Rashid is a partner of Apollo Management, L.P. He has been employed with Apollo since 2000. Prior to that time, Mr. Rashid was employed by the Goldman Sachs Group in the Financial Institutions Group of its Investment Banking Division. Mr. Rashid serves on the board of directors of Noranda

Aluminum Holding Corporation (from 2007 to present), Quality Distribution (from 2005 to present), Realogy Corporation (from 2007 to present) and Ascometal (from 2011 to present). Mr. Rashid served on the board of directors of Countrywide plc from 2007 to 2009. Mr. Rashid received an M.B.A. from the Stanford Graduate School of Business and graduated Magna Cum Laude and Beta Gamma Sigma from Georgetown University with a B.S. in Business Administration.

Matthew R. Michelini, 30, became a director of the Company and Metals USA on November 21, 2008. Mr. Michelini is a principal of Apollo Management, L.P. He joined Apollo in 2006. Prior to joining Apollo, Mr. Michelini was a member of the Mergers & Acquisitions group at Lazard Frères & Co. Mr. Michelini serves on the boards of directors of Athene (from 2010 to present) and Noranda Aluminum Holding Corporation (from 2007 to present). Mr. Michelini graduated from Princeton University with a B.S. in Mathematics and a Certificate in Finance.

Class I – Terms Expiring 2014

Larry K. Powers, 69, became a director of the Company on April 8, 2010. Mr. Powers served as a Chairman, President and Chief Executive Officer of The Genlyte Group Incorporated, a manufacturer of lighting fixtures and controls, from April 2000 until its acquisition by Koninklijke Philips Electronics N.V. in January 2008. Mr. Powers joined Genlyte’s board of directors in July 1993 and was appointed Genlyte’s President and Chief Executive Officer in January 1994. Prior to that time, Mr. Powers held a variety of management, sales and marketing positions within Genlyte including Executive Vice President, President of Genlyte U.S. Operations, and President of the High Intensity Discharge/Outdoor Division. Before joining Genlyte, Mr. Powers held a variety of sales, marketing and general management positions in the lighting industry. Mr. Powers received a B.S. from Brigham Young University and a certificate from the Penn State University Executive Management Training Program.

Mark A. Slaven, 55, became a director of the Company on April 8, 2010. Mr. Slaven is the CEO of Tolt Service Group, an IT service provider, where he has been employed since September 2008. Previously, Mr. Slaven served as Executive Vice President, Chief Financial Officer and Treasurer of Cross Match Technologies, Inc., an international identity management company, from August 2006 to January 2008. Mr. Slaven was Senior Vice President, Chief Financial Officer and Treasurer of Cross Match Technologies, Inc. from October 2005 until August 2006. From October 2004 until August 2005, Mr. Slaven served as Chief Financial Officer of Spectrasite Communications, Inc., a North American wireless communications site operator. In June 1997, Mr. Slaven joined 3Com Corporation, a networking solutions provider, where he served as a Vice President until June 2002, at which time he was promoted to Chief Financial Officer and served in such capacity until August 2004. Prior to that time, he held a variety of senior financial management positions at Lexmark International, Inc. and International Business Machines Corporation. He also practiced as an engineer with General Dynamics Corporation. Mr. Slaven served as a Director of Terayon Communication Systems, Inc. from July 2003 to August 2006 and as a director of LCC International, Inc. from January 2008 to November 2008. Mr. Slaven received an M.B.A. in finance with honors from the University of Chicago Graduate School of Business and a B.S. in Civil Engineering from Tufts University.

CORPORATE GOVERNANCE

NYSE Controlled Company Exemption

We are a “controlled company” within the meaning of NYSE corporate governance rules. Under NYSE corporate governance rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain NYSE corporate governance requirements, including:

•	the requirement that a majority of the board of directors consists of independent directors;

•	the requirement that we have a nominating/governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the nominating/governance and compensation committees.

We utilize the exemptions from NYSE corporate governance requirements, including the foregoing. As a result, we do not have a majority of independent directors, our Nominating/Governance and Compensation Committees do not consist entirely of independent directors, and we are not required to have an annual performance evaluation of our Nominating/Governance and Compensation Committees.

Board of Directors

The Board is responsible for overseeing the overall performance of the Company. Members of the Board are kept informed of the Company’s business primarily through discussions with the Chief Executive Officer and other members of the Company’s management, by reviewing materials provided to them and by participating in Board and committee meetings.

In 2011, the Board held 15 meetings, and each director attended at least 75% of all meetings of the Board and the standing committees of the Board on which he served. The non-management members of the Board are required to meet at least twice a year in executive session without management. Three such meetings were held in 2011. Mr. Rashid presides over executive sessions of the non-management directors. The Company does not have a policy regarding board members’ attendance at the Company’s Annual Meeting of Stockholders. However, directors are invited to attend the meetings, and one of our directors attended our annual meeting in 2011.

The Board has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for each of its standing committees, including the Audit Committee, Compensation Committee, Nominating/Governance Committee, and Executive Committee, each of which is discussed further below. Each of these documents is included in the investor relations section of the Company’s website at www.metalsusa.com.

Diversity; Leadership Structure; Risk Oversight

The members of the Nominating/Governance Committee consider the professional experience, education, independence and other diversity factors in the director nomination process; however, the Nominating/Governance Committee does not have any formal policy regarding board diversity.

Mr. Goncalves serves as our Chairman of the Board and as our President and Chief Executive Officer. Mr. Goncalves has served as President and Chief Executive Officer and one of Metals USA’s directors since February 2003, prior to the acquisition of the Company by certain investment funds managed by affiliates of Apollo, and as President, Chief Executive Officer and Chairman since May 1, 2006. We continue to believe that our leadership structure is appropriate because Mr. Goncalves has 30 years of experience in the metals industry, and under his leadership our management team has executed a strategy that has significantly improved our earnings growth, cash flow stability, and competitiveness. In addition, we believe that it is important that Mr. Goncalves continue to serve as our Chairman of the Board and our President and Chief Executive Officer in order to give management a strong voice and influence in the Company notwithstanding that Apollo controls a majority of our voting common stock.

Our Board delegates risk oversight to our Audit Committee, which considers and addresses risk management issues and concerns.

Director Independence

Because we are a “controlled company” under NYSE rules, we are exempt from the requirement to have a board of directors with a majority of independent members. Nonetheless, our Board has determined that three of our seven directors—Messrs. Baldwin, Powers and Slaven—are independent under the NYSE’s listing standards. In making this determination, our Board has affirmatively determined that each of these directors meets the objective criteria for independence set forth by the NYSE, as well as the additional independence requirements imposed by the SEC for audit committee members which are incorporated into the NYSE’s listing standards, and that none of them has any relationship, direct or indirect, to us other than as stockholders or through their service as directors.

Corporate Governance Guidelines

The Corporate Governance Guidelines, adopted by the Board, are a set of principles that provide a framework for the Company’s corporate governance. The Board adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its stockholders. The Corporate Governance Guidelines are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Company has made the Corporate Governance Guidelines available on its website at www.metalsusa.com.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics, which is a “code of ethics” as defined by the applicable rules of the SEC, which has been posted on our website at www.metalsusa.com. The Company intends to post amendments to or waivers from its Code of Business Conduct and Ethics (to the extent applicable to the Chief Executive Officer, Chief Financial Officer and Controller) on the Company’s website.

Committees of the Board

The Board currently maintains among its standing committees a Compensation Committee, an Audit Committee, a Nominating/Governance Committee and an Executive Committee. The charters for each of these committees are available in the investor relations section of the Company’s website at www.metalsusa.com.

The following provides a description of certain functions, current membership and meeting information for each of the Board committees for 2011.

Compensation Committee

The Compensation Committee met seven times during 2011. The principal duties and responsibilities of the Compensation Committee are as follows:

•

to review, evaluate and make recommendations to our full Board regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our Chief Executive Officer, all employees who report directly to our Chief Executive Officer and other members of our senior management;

•	to review and make recommendations to our Board with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of our Board;

•	to provide oversight concerning selection of officers, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to our Board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

The current members of the Compensation Committee are Messrs. Press, Rashid and Michelini. The Board has not determined that any of Messrs. Press, Rashid and Michelini is independent. We have availed ourselves of the “controlled company” exception under NYSE corporate governance rules which exempts us from the requirement that we have a compensation committee composed entirely of independent directors.

As part of its meeting on January 13, 2012, the Compensation Committee, with the assistance of our Chief Legal Officer, reviewed the Company’s compensation policies and practices with a focus on identifying any aspects or components of such policies and practices that may create risks that are reasonably likely to have a material adverse effect on the Company. Although this review focused largely on potential risks associated with executive level compensation programs and policies, the Compensation Committee also discussed the Company’s compensation policies and practices for all employees. While discussing potential risks, the Compensation Committee also discussed the presence of risk mitigating factors such as the existence of internal controls and of counter-balancing compensation forms and programs. As a result of this review, the Compensation Committee has concluded that the Company’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

During 2011, at the direction of the chairman of the Compensation Committee, Mr. Goncalves, our Chief Executive Officer, prepared and distributed to Compensation Committee members a meeting agenda and Company reports and data in preparation for each Compensation Committee meeting. In addition, in conjunction with the chairman, he prepared and presented specific compensation proposals to the Compensation Committee, including Mr. Goncalves’ respective assessment of individual executive officer performance and recommended non-equity compensation amounts. The Compensation Committee did not retain a compensation consultant in 2011, but did retain a compensation consultant, Towers Watson, Inc. (“Towers Watson”), in 2010. For more information regarding the engagement of Towers Watson in 2010, see “Compensation Discussion and Analysis” below.

Audit Committee

The Audit Committee met 14 times during 2011. The principal duties and responsibilities of the Audit Committee are to oversee and monitor the following:

•	our financial reporting process and internal control system;

•	the integrity of our financial statements;

•	the independence, qualifications and performance of our independent auditor;

•	the performance of our internal audit function; and

•	our compliance with legal, ethical and regulatory matters.

The current members of the Audit Committee are Messrs. Baldwin, Powers and Slaven. The Board has determined that each of Messrs. Baldwin, Powers and Slaven qualifies as an “audit committee financial expert”

as such term is defined in Item 407(d)(5) of Regulation S-K and are independent as defined in Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and under the NYSE listing standards. Furthermore, each member of the Audit Committee has accounting and related financial management expertise within the meaning of the listing standards of the NYSE.

Nominating/Governance Committee

The Nominating/Governance Committee met three times during 2011. The principal duties and responsibilities of the Nominating/Governance Committee are as follows:

•	to establish criteria for Board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of our Board; and

•	to make recommendations to the Board regarding Board governance matters and practices.

The current members of the Nominating/Governance Committee are Messrs. Rashid and Michelini. The Board has not determined that either of Messrs. Rashid and Michelini is independent. We have availed ourselves of the “controlled company” exception under NYSE corporate governance rules which exempts us from the requirement that we have a nominating/governance committee composed entirely of independent directors.

Executive Committee

The current members of the Executive Committee are Messrs. Goncalves and Rashid. The Executive Committee met eight times during 2011. The principal duties and responsibilities of the Executive Committee are as follows:

•	subject to applicable law, to exercise the powers and the duties of our Board between Board meetings and while the Board is not in session; and

•	to implement the policy decisions of the Board.

Contacting the Board of Directors

Any stockholder or other interested party may communicate directly with our non-management directors or the full Board. Communications should be submitted in writing to the chair of the Nominating/Governance Committee in care of the Secretary, Metals USA Holdings Corp., 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308.

Each communication should specify the applicable addressee or addressees to be contacted, as well as the general topic of the communication. The Company will initially receive and process communications before forwarding them to the addressee. The Company generally will not forward to the directors a stockholder communication that it determines to be primarily commercial in nature or relates to an improper or irrelevant topic, or that requests general information about the Company.

Consideration of Director Candidates

The Nominating/Governance Committee administers the process for nominating candidates to serve on the Board. The Nominating/Governance Committee recommends candidates for consideration by the Board as a whole, which is responsible for appointing candidates to fill any vacancy that may be created between meetings of the stockholders and for nominating candidates to be considered for election by stockholders at the Company’s Annual Meeting.

The Board has established selection criteria to be applied by the Nominating/Governance Committee and by the full Board in evaluating candidates for election to the Board. These criteria include: (i) independence,

(ii) diversity, (iii) age, (iv) skills, and (v) experience in the context of the needs of the Board. The Nominating/Governance Committee also periodically reviews with the Board the appropriate skills and characteristics required of Board members in the context of the current membership of the Board.

The Nominating/Governance Committee uses a variety of methods to identify potential nominees for election to the Board, including consideration of candidates recommended by directors, officers or stockholders of the Company. When reviewing and recommending candidates to join the Board, the Nominating/Governance Committee may consider the professional experience, education, independence and other diversity factors in the director nomination process; however, the Nominating/Governance Committee does not have any formal policy regarding board diversity.

The Nominating/Governance Committee will consider director candidates recommended by stockholders and evaluate them using the same criteria as applied to candidates identified through other means, as set forth above. Stockholders seeking to recommend a prospective candidate for the Nominating/Governance Committee’s consideration should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Nominating/Governance Committee and so elected by mail to: Corporate Secretary, Metals USA Holdings Corp., 2400 Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

This table shows how much common stock is owned by (i) each director of the Company, (ii) the Company’s named executive officers, (iii) all executive officers and directors of the Company as a group and (iv) all persons who are known to own beneficially more than 5% of the Company’s common stock, as of March 30, 2012. Unless otherwise specified, the address for each of them is 2400 Commercial Blvd., Suite 905, Fort Lauderdale, Florida 33308.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage of Shares Outstanding(2)
Apollo Funds(3)	23,728,650	63.7%
Tempus Quo Capital Management, LLC(4)	2,925,615	7.8%
Ameriprise Financial Inc.(5)	1,988,003	5.3%
C. Lourenco Goncalves	1,331,816	3.6%
Robert C. McPherson, III	77,904	*
Roger Krohn	152,092	*
Eric L. Press(6)	80,974	*
M. Ali Rashid(6)	80,974	*
Matthew R. Michelini(7)	11,250	*
John T. Baldwin(8)	80,974	*
Larry K. Powers(8)	11,250	*
Mark A. Slaven(9)	11,250	*
All executive officers and directors as a group (9 persons)	1,838,484	4.9%

*	Less than 1%.
(1)	The amounts and percentages of interests beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated ownership interests.
(2)	Percentages are based on 37,270,707 shares outstanding on March 30, 2012, plus, for each person, the shares which would be issued assuming that such person exercises all options it holds which are exercisable within 60 days.
(3)

Based on information set forth in a report on Schedule 13G filed with the SEC on February 11, 2011 by (i) Apollo Investment Fund V, L.P. (“AIF V”), (ii) Apollo Overseas Partners V, L.P. (“Overseas V”), (iii) Apollo Netherlands Partners V (A), L.P. (“Netherlands A”), (iv) Apollo Netherlands Partners V (B), L.P. (“Netherlands B”), (v) Apollo German Partners V GmbH & Co. KG (“German V”), (vi) Apollo Verwaltungs V GmbH (“Apollo German GP”), (vii) Apollo Management V, L.P. (“Management V”), (viii) AIF V Management, LLC (“AIF V LLC”), (ix) Apollo Management, L.P. (“Apollo Management”), (x) Apollo Management GP, LLC (“Management GP”), (xi) Apollo Management Holdings, L.P. (“Management Holdings”), (xii) Apollo Management Holdings GP, LLC (“Holdings GP”), (xiii) Apollo Advisors V, L.P. (“Advisors V”), (xiv) Apollo Capital Management V, Inc. (“Capital Management V”), (xv) Apollo Principal Holdings I, L.P. (“Principal I”), and (xvi) Apollo Principal Holdings I GP, LLC (“Principal I GP”). AIF V, Overseas V, Netherlands A, Netherlands B and German V (collectively, the “Apollo Funds”) each hold shares of common stock of the Company. Apollo German GP serves as the general partner of German V. Management V serves as the manager of AIF V, Overseas V, Netherlands A and Netherlands B and as a special limited partner of German V, and is the sole shareholder of Apollo German GP. AIF V LLC serves as the general partner of Management V, Apollo Management serves as the sole member and manager of AIF V LLC, and Management GP serves as the general partner of Apollo Management. Management Holdings serves as the sole member and manager of Management GP, and Holdings GP serves as the general partner of Management Holdings. Advisors V serves as the general partner of AIF V, Netherlands A and Netherlands B, as the managing general partner of Overseas V and as a special limited partner of German V. Capital Management V serves as the general partner of Advisors V. Principal I is the sole stockholder of Capital Management and Principal I GP serves as the general partner of Principal I. Each of the Apollo Funds, Apollo German GP, Management V, AIF V LLC, Apollo Management, Management GP, Management Holdings, Holdings GP, Advisors V, Capital Management V, Principal I, Principal I GP, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers of Principal I GP, and the managers, as well as principal executive officers of Holdings GP, disclaim beneficial ownership of all shares of common stock held of record by any of the Apollo Funds in excess of their pecuniary interests, if any. The address of AIF V, Advisors V, Capital Management V, Principal I and Principal I GP is One Manhattanville Road, Suite 201, Purchase, New York 10577. The address of Overseas V, Netherlands A and Netherlands B is c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands. The address of German V and Apollo German GP is Eschenheimer Anlage 1, 60316 Frankfurt, Germany. The address of Management V, AIF V LLC, Apollo Management, Management GP, Management Holdings and Holdings GP, and Messrs. Black, Harris and Rowan, is 9 W. 57th Street, 43rd Floor, New York, New York 10019.
(4)	Based on information set forth in a report on Schedule 13G/A filed with the SEC on February 12, 2012 by (i) Tempus Quo Capital Management, LLC (“Tempus Quo Capital Management”) and (ii) Tempus Quo Master Fund, Ltd. (“Tempus Quo Master Fund”). Tempus Quo Capital Management holds shared voting and dispositive power, resulting in beneficial ownership of 2,925,615 shares. Tempus Quo Master Fund holds shared voting and dispositive power, resulting in beneficial ownership of 1,432,469 shares. The address of Tempus Quo Capital Management, LLC is 3050 Aventura Blvd., Suite 200, Aventura, Florida 33180.
(5)	Based on information set forth in a report on Schedule 13G filed with the SEC on February 13, 2012 by Ameriprise Financial Inc. (“Ameriprise”) and its subsidiary, Columbia Management Investment Advisers, LLC (“Columbia”). Each of Ameriprise and Columbia hold shared voting power of 598,943 shares and shared dispositive power of 1,988,003 shares, resulting in beneficial ownership of 1,988,003 shares. The address of Ameriprise is 145 Ameriprise Financial Center, Minneapolis, MN 55474, and the address of Columbia is 225 Franklin St., Boston, MA 02110.
(6)

Represents 6,250 restricted share units and 74,274 shares issuable upon exercise of options. Each of Messrs. Press and Rashid, who have relationships with Apollo, disclaim beneficial ownership of all shares of the common stock of record by any of the Apollo Funds in excess of their pecuniary interests, if any. The address of Messrs. Press and Rashid is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(7)

Represents 6,250 restricted share units and 5,000 shares issuable upon exercise of options. Mr. Michelini, who has a relationship with Apollo, disclaims beneficial ownership of all shares of the common stock of record by any of the Apollo Funds in excess of his pecuniary interest, if any. The address of Mr. Michelini is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(8)	Represents 6,250 restricted share units and 74,742 shares issuable upon exercise of options.
(9)	Represents 6,250 restricted share units and 5,000 shares issuable upon exercise of options.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation, Discussion and Analysis section discusses the manner in which the Company compensated its three named executive officers—Messrs. C. Lourenco Goncalves, Robert C. McPherson III, and Roger Krohn—for the fiscal year ended December 31, 2011. It explains the Company’s philosophy and objectives with respect to executive compensation, the principal components of executive compensation, and the policies and procedures under which forms and amounts of executive compensation are determined.

Compensation Philosophy and Objectives

The Company believes an effective compensation program should be one that is designed to:

•	attract and retain the best possible executive talent;

•	tie short and long-term cash and equity incentives to corporate, business unit and individual performance objectives; and

•	align named executive officers’ incentives with the enhancement of stockholder value.

To achieve these objectives, the Compensation Committee implements, maintains and monitors compensation plans which tie a substantial portion of the executives’ overall compensation to the achievement of the Company’s goals, such as profitability, workplace safety and the efficient use of capital.

Executive Compensation Process

The Compensation Committee implements, maintains and monitors compensation plans that determine the compensation and benefits paid to or provided to our executive officers, including the named executive officers. The Compensation Committee makes all compensation decisions for the Chief Executive Officer and all decisions relating to equity-based compensation awards. The Compensation Committee, together with recommendations and input from the Chief Executive Officer, makes non-equity compensation decisions with respect to the other named executive officers. To achieve the Company’s compensation objectives, the Compensation Committee has established annual and longer-term cash and equity compensation components to motivate the executives to achieve, and hopefully exceed, the business goals established by the Company. We believe that our executive compensation program is designed to reasonably and fairly motivate, retain and reward our executives for achieving our objectives and goals.

In making decisions with respect to 2011 executive compensation, the Compensation Committee considered a number of factors, including the Company’s performance, the need to design our executive compensation program to tie our executives’ goals and interests to those of ours and our stockholders, and the importance of attracting and retaining highly qualified executives. In addition, the Compensation Committee considered a report produced by Towers Watson, Inc. (“Towers Watson”), a compensation consultant that the Compensation Committee retained to aid in a review of our executive compensation program in 2010. In 2010, Towers Watson provided an analysis of the Company’s executive compensation program as compared to a competitive peer group of identified companies, as well as to more general survey data. Towers Watson did not provide any other services to the Compensation Committee or to the Company in 2010. In 2011, Towers Watson did not provide any services to the Compensation Committee or to the Company, and the Compensation Committee did not ask Towers Watson to update its report. The Compensation Committee believes it remains appropriate to consider the Towers Watson report in making decisions with respect to our executive compensation program, and took it into account in making executive compensation decisions for 2011.

Towers Watson’s report provided a peer group analysis based on competitive data for base salary, annual cash incentive awards and long-term stock-based incentives paid by a peer group of U.S.-based public companies that operate in the same industry as us and compete with us for executive talent. Set forth below are the companies that were selected as our core peer group for fiscal 2010, which companies the Compensation Committee believes continue to constitute our core peer group for 2011.

Company	Primary Industry
• Reliance Steel & Aluminum	Steel
• Gerdau Long Steel North America	Steel
• AK Steel Holding Corporation	Steel
• Steel Dynamics, Inc.	Steel
• Commercial Metals Company	Steel
• Ryerson Holding Corporation	Steel
• Worthington Industries, Inc.	Steel
• Applied Industrial Technologies	Trading & Distributing
• Schnitzer Steel Industries, Inc.	Steel
• Russel Metals, Inc.	Trading & Distributing
• Carpenter Technology Corporation	Steel
• Kaman Corporation	Trading & Distributing
• NCI Building Systems	Building Products
• AM Castle & Co.	Steel
• Quanex Building Products Corporation	Building Products
• Olympic Steel Inc.	Steel

In addition, Towers Watson’s report presented general survey information collected from the following three published compensation surveys reflecting manufacturing and general industry practices: the Watson Wyatt Data Services 2009/10 Top Management Survey; Mercer 2009 Executive Compensation Survey; and Towers Perrin 2009 Executive Compensation Survey. Though Towers Watson’s report did not disclose the specific companies included in these surveys, the data collected from the surveys and considered by the Compensation Committee were tailored to match the Company’s size (companies with an annual revenue or sales volume of $1 to 2.5 billion). The Compensation Committee believes the general survey data is relevant largely to validate the core peer group information presented in the Towers Watson report. Otherwise, the Compensation Committee accorded greater weight to the core peer group data in making decisions with respect to 2011 executive compensation, as the Compensation Committee believes our core peer companies are our primary source of, and competition for, executive talent.

Ultimately, the Compensation Committee views the information presented in the Towers Watson report as reflective of current compensation practices, but does not specifically target, or “benchmark,” any element of compensation or the total compensation paid to the named executive officers to base, justify or provide a framework for any compensation decision. Rather, the Compensation Committee continued to take into account the information presented by Towers Watson as one of many factors in making executive compensation decisions for 2011.

Components of and Decisions Concerning 2011 Executive Compensation

For fiscal year ended December 31, 2011, the principal components of compensation for our executives are described below, along with analysis of the decisions underlying compensation paid during the 2011 fiscal year:

Base Salary

We provide executives and other employees with base salaries to compensate them for services rendered during the fiscal year. Base salary levels are primarily the product of arms-length negotiations with the executives and, with respect to Messrs. Goncalves and McPherson, the minimum level of base salary provided for in their employment agreements with the Company. In general, base salary levels for executives are designed to recognize the experience, skills, knowledge and responsibilities required of executives in their respective roles. Base salaries are typically reviewed annually and are adjusted from time to time to take into account individual responsibilities, performance and experience, including the terms of any agreements we have in place with such executive officers.

For fiscal 2011, the Compensation Committee determined that the base salaries of our named executive officers should remain at the levels established in July 2010, except for Mr. Krohn who received a $15,000 increase upon his promotion to Senior Vice President. The Compensation Committee concluded that, because Mr. Goncalves’ and Mr. McPherson’s base salaries had been adjusted in the second half of 2010, they remained fair and competitive for 2011. The table below sets forth the base salaries paid to our named executive officers in 2011:

Name	Fiscal 2011 Base Salary ($)
C. Lourenco Goncalves	$750,000
Robert C. McPherson III	$350,000
Roger Krohn	$300,000

The Compensation Committee determined that it remained appropriate in 2011 to set Mr. Goncalves’s base salary at a higher level than the salaries of the Company’s other named executive officers. In reaching that conclusion, the Compensation Committee took into account the Chief Executive Officer’s high level of responsibility for the Company’s overall performance, the general market range of chief executive officer salaries among companies in our peer group, and arms-length negotiations with Mr. Goncalves.

The Compensation Committee does not currently anticipate making any adjustments to the base salaries of our named executive officers for or during 2012, but will conduct an annual evaluation based on the factors described above.

Cash Incentive Awards

Senior Executive Bonus Plan

On March 19, 2010, our Board adopted, and our stockholders approved, the Metals USA Holdings Corp. Senior Executive Bonus Plan (the “SEBP”). The SEBP is intended to reward superior work, to motivate covered key executives toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders, and to enable us to attract and retain highly qualified executives. Under the SEBP, objectives are established for the calculation of annual cash bonuses for each executive, subject to Compensation Committee oversight and modification. Incentives under the SEBP are paid in cash and are typically paid in a single installment in the first quarter following the completion of a given fiscal year. Under the SEBP, the Company may award bonuses to key executives based upon such terms and conditions, and in such amounts, as the Compensation Committee may in its discretion determine. The Company may amend or terminate the SEBP at any time in its sole discretion.

All of our named executive officers participated in the SEBP during fiscal 2011. For fiscal 2011, the amounts that individual executives were awarded under the SEBP were determined as follows. Each executive was assigned a target bonus amount, expressed as a percentage of his base salary for the year. Messrs. McPherson and Krohn’s target bonus amounts were set at 70% of their respective base salaries. Mr. McPherson’s employment agreement with the Company provides that his target bonus shall be 70% of his base salary, and the Compensation Committee decided to set Mr. Krohn’s target bonus at the same level. Mr. Goncalves’s target bonus amount was set at 100% of his base salary, as set forth in his employment agreement with the Company. For more information regarding our named executive officers’ contractual arrangements with the Company, see “—Employment and Severance Agreements” below.

For Messrs. Goncalves and McPherson, the performance metric and target performance level that was established under the SEBP in respect of fiscal 2011 was based on the achievement of a certain Company Adjusted EBITDA target. Bonus potential ranged from a low of zero to an upper limit of 200% of target. For Mr. Krohn, the performance metric and target performance level that was established under the SEBP in respect of fiscal 2011 was based on the achievement of the Company Adjusted EBITDA target and a safety target. Bonus potential ranged from a low of zero to an upper limit of 200% of target. Target bonus as to 10% of Mr. Krohn’s base salary was dependent on the achievement of a safety goal (as measured by the Company’s Total Recordable Incident Rate calculated in accordance with Occupational Safety and Health Administration (“OHSA”) guidelines, which we refer to as “TRIR”). The TRIR for a given period of time is equal to the total man hours worked during such period divided by 200,000 divided by the total number of “OSHA Recordable Injuries” (as defined by OHSA guidelines) incurred. Under the terms of the SEBP, for purposes of the portion of annual bonus payable in respect of the safety metric, TRIR of 2.5 would result in a bonus of 100% of the safety metric target. For purposes of the portion of the annual bonus payable under the SEBP in respect of the Adjusted EBITDA targets, Company Adjusted EBITDA of $155.4 million would have resulted in payment of 100% of the bonus target dependent on that metric. No bonus in respect of the safety or EBITDA performance metric would have been payable if the target performance levels were not achieved.

The Compensation Committee then exercised its discretion in determining actual bonus payouts. It decided that Messrs. Goncalves and McPherson should receive additional discretionary cash bonuses of $254,000 and $23,640, respectively. In making these determinations, the Compensation Committee considered several factors, including the overall performance of the Company, whether the executive exceeded objectives and/or goals established for such executive, whether an executive made a unique contribution to the Company during the year, the compensation analysis presented by Towers Watson in 2010, and other factors traditionally considered by the Compensation Committee (such as profitability, workplace safety and the efficient use of capital).

Expressed in dollars, the Company awarded the following bonus amounts for fiscal 2011:

Name	2011 Target SEBP Compensation	2011 Actual SEBP Compensation	2011 Discretionary Bonus
C. Lourenco Goncalves	$750,000	$846,000	$254,000
Robert C. McPherson III	$245,000	$276,360	$23,640
Roger Krohn	$210,000	$235,000	—

Long-Term Equity Incentive Plan

On March 19, 2010, our Board adopted, and our stockholders approved, the Metals USA Holdings 2010 Long-Term Incentive Plan (the “2010 LTIP”). Through the 2010 LTIP, we provide long-term equity-incentive awards to key employees, directors, consultants and other service providers, in order to reward and incentivize outstanding performance and to align the interests of such individuals with those of the stockholders. The 2010 LTIP is administered by the Compensation Committee, which has the authority to select individuals to whom awards may be granted, to determine the type of award, to determine the terms and conditions of any such awards, to interpret the terms and provisions of the 2010 LTIP and awards granted thereunder, and to otherwise administer the plan.

In determining the amount and frequency of such awards under the 2010 LTIP, the Compensation Committee considers several factors, including the linkage of officer incentives with the stockholders’ objectives, the impact of equity awards on executive retention, whether particular executives exceeded objectives and/or goals established for such executives, the compensation analysis presented by Towers Watson in 2010, and other factors traditionally considered by the Compensation Committee. Because equity awards are designed to motivate our executives to stay with the Company and increase stockholder value, the Compensation Committee generally does not consider an executive’s current stock or option holdings as a material component in making decisions for additional awards.

Based on its analysis of such factors in fiscal 2011, the Compensation Committee determined that all of our named executive officers should receive equity awards under the 2010 LTIP. In order to incentivize performance and encourage retention for the coming years, the Compensation Committee granted awards to our named executive officers in the form of restricted common stock and options to purchase common stock, with a grant date of January 1, 2012. These awards are entirely time-based, vesting ratably over a four-year period. However, under the terms and conditions applicable to the awards, any unvested shares of restricted stock or options to purchase stock immediately become fully vested, non-forfeitable, and exercisable if the Company consummates a “change of control,” as defined in the applicable award agreements.

The following table sets forth the awards received by our named executive officers under the 2010 LTIP granted on January 1, 2012:

Name	Shares of Restricted Common Stock	Shares Underlying Options to Purchase Common Stock
C. Lourenco Goncalves	30,000	120,000
Robert C. McPherson III	6,500	27,000
Roger Krohn	3,500	15,000

Consistent with our past practice, the option awards comprised approximately 75% of the total equity awards granted under the 2010 LTIP on January 1, 2012, and the restricted stock awards comprised approximately 25% of the total equity awards. In deciding to weight the equity awards in favor of options, the Compensation Committee considered recommendations presented by Towers Watson in 2010, but ultimately drew its own conclusions regarding the optimal method for incentivizing officers to enhance shareholder value.

Perquisites and Other Personal Benefits

We provide our named executive officers, and other employees generally, with perquisites and other personal benefits that we and the Compensation Committee believe are reasonable, competitive and which are consistent with the overall compensation program to enable us to attract and retain qualified employees for key positions. In addition, certain benefits for Messrs. Goncalves and McPherson were negotiated as part of their employment agreements. See footnote (6) to the Summary Compensation Table below for a description of the perquisites and other benefits for the named executive officers. The Compensation Committee periodically reviews the perquisites and other benefits provided to the executives, as well as the other employees.

401(k) plan

Our executive officers, including our named executive officers, are eligible to participate in our companywide 401(k) plan for salaried employees. Historically and through August 2009, the Company matched the first 2% of annual compensation contributed by participating employees. The Company suspended its matching payments in September 2009 except with respect to participating employees to whom such matching payments constitute a contractual obligation pursuant to a collective bargaining agreement. The Company reinstated the matching contribution, including the matching contributions to our named executive officers, in July 2010.

Tax Considerations

We consider the anticipated tax treatment of our executive compensation program when setting levels and types of compensation. Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation paid to a company’s chief executive officer or any of its other three most highly compensated executive officers, other than the chief financial officer, in excess of $1 million in any year, with certain performance-based compensation being specifically exempt from this deduction limit. With respect to compensation paid pursuant certain arrangements, including the SEBP and 2010 LTIP, we intend to rely, if necessary, on Treasury Regulation Section 1.162-27(f), which provides that the deduction limit of Section 162(m) of the Code does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which Metals USA Holdings was not publicly held. We may rely on this “grandfather” provision with respect to any particular plan or agreement until (a) the first material modification of such plan or agreement; (b) the first meeting of our stockholders held to elect directors that occurs after 2013; or (c) such other date required by Section 162(m) of the Code.

While we consider the tax treatment of our executive compensation programs generally, the deductibility of compensation expense under Section 162(m) of the Code was not a material consideration for our Compensation Committee in 2011 due to the levels and types of compensation we paid in 2011. However, in the future, we expect Section 162(m) deductibility and other tax consideration may play a greater role if compensation expenses regularly begin to exceed $1 million for our most highly compensated executives.

Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2011, 2010, and 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total
C. Lourenco Goncalves,	2011	$750,000	$254,000	—	—	$846,000	$16,852	$1,866,852
President and Chief Executive Officer	2010	$687,500	$631,130	$592,650	$1,263,600	—	$251,260	$3,426,140
	2009	$625,000	—	—	—	$101,813	$115,748	$842,561
Robert C. McPherson III,	2011	$350,000	$23,640	—	—	$276,360	$30,704	$680,704
Senior Vice President and Chief Financial Officer	2010	$330,000	$196,350	$131,700	$280,885	—	$30,431	$969,366
	2009	$310,000	—	—	—	$50,499	$16,872	$377,371
Roger Krohn,	2011	$300,000	—	—	—	$235,000	—	$535,000
President Flat Rolled and Non-Ferrous Group	2010	$285,000	$139,650	$65,850	$157,998	—	$13,911	$662,409
	2009	$280,000	—	—	—	$44,521	$14,433	$338,954

(1)	The amounts in column (c) reflect the base salaries paid to the named executive officers during fiscal 2011, 2010, and 2009. In 2010, the Compensation Committee increased base salary levels for the named executive officers effective July 1, 2010. Accordingly, the salary figures presented in column (c) for 2010 reflect that the named executive officers received lower base salaries from January 1 until July 1, 2010, and then received higher base salaries from July 1, 2010 until December 31, 2010.

(2)	The amounts in column (d) reflect the annual bonuses awarded to the named executive officers under the SEBP at the discretion of the Compensation Committee in fiscal 2011and 2010. For further information about the SEBP, see “—Compensation Discussion and Analysis—Cash Incentive Awards” above.

(3)	The amounts in column (e) reflect the fair value of stock awards granted in fiscal 2011, 2010, 2009 in accordance with FASB ASC Topic 718, of which there were no awards granted in 2011 and 2009. The amounts in column (e) do not reflect stock awards granted on January 1, 2012. For further information such awards, see “—Compensation Discussion and Analysis—Long Term Equity Incentive Plan” above.

(4)	The amounts in column (f) reflect the fair value of option awards granted in fiscal 2011, 2010, 2009 in accordance with FASB ASC Topic 718, of which there were no awards granted in 2011 and 2009. The amounts in column (f) do not reflect option awards granted on January 1, 2012. For further information such awards, see “—Compensation Discussion and Analysis—Long Term Equity Incentive Plan” above.

(5)	The amounts in column (g) reflect the cash incentive plan awards to the named executive officers in 2011 and 2009. There were no cash incentive plan awards to the named executive officers in 2010 under the SEBP or otherwise. The discretionary bonus paid to the named executive officers in 2010 and 2011 under the SEBP is reported in column (d).

(6)	The amounts in column (h) reflect the following for each named executive officer for the fiscal year ended December 31, 2011:

Name	Total Perquisites and Personal Benefits
C. Lourenco Goncalves	$16,852
Robert C. McPherson III	$30,704
Roger Krohn	—

Perquisites and personal benefits consist of the following:

•	the amounts attributable to Company reimbursements for club dues payable by the named executive officer;

•	the amount of income taxes paid by the Company on behalf of the named executive officer for club dues; and

•	the amounts attributable to Company reimbursements for medical insurance premiums and life insurance premiums; and

•	The amount attributable to unused vacation pay for the named executive officer.

None of the individual amounts attributable to each such perquisites or benefits exceeds the greater of $25,000 or 10% of the total amount of perquisites for each named executive officer.

Grants of Plan-Based Awards

In fiscal 2011, we did not make any plan-based grants of stock or option awards to our named executive officers. However, we made grants of stock and option awards with a grant date of January 1, 2012, and the amounts of such awards are disclosed under “—Compensation Discussion and Analysis—Long Term Equity Incentive Plan” above.

The following table sets forth the amounts grants of non-equity incentive plan awards made to our named executive officers for fiscal 2011:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Threshold(2)	Target	Maximum
C. Lourenco Goncalves	—	$750,000	$1,500,000
Robert C. McPherson III	—	$245,000	$490,000
Roger Krohn	—	$210,000	$420,000

(1)	Represents threshold, target and maximum amounts payable to each of our executive officers upon achievement of certain performance metrics established by the Compensation Committee. For more information about such performance metrics, see “—Compensation Discussion and Analysis—Cash Incentive Awards.” For the actual amounts of cash bonus awards paid to our named executive officers in fiscal 2011, see “—Compensation Discussion and Analysis—Cash Incentive Awards” and “—Summary Compensation Table.”

(2)	No incentive bonus would have been payable to our named executive officers had the target performance metrics not been met.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth all outstanding equity awards to our named executive officers as of the end of fiscal year 2011:

(a)	(b)	(c)		(d)	(e)	(f)		(g)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options— Exercisable	Number of Securities Underlying Unexercised Options— Unexercisable		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
C. Lourenco Goncalves	85,331	—		$2.30	11/30/2015	—		—
	45,000	135,000	(1)	$13.17	7/1/2020	33,750	(2)	$379,688	(3)
Robert C. McPherson III	18,863	—		$2.30	11/30/2015	—		—
	10,000	30,000	(1)	$13.17	7/1/2020	7,500	(2)	$84,375	(3)
Roger Krohn	8,236	—		$2.30	11/30/2015	—		—
	5,625	16,875	(1)	$13.17	7/1/2020	3,750	(2)	$42,188	(3)

(1)	Option vests at the rate of 25% per year, with the first vesting date occurring on July 1, 2011.
(2)	Restricted stock vests at the rate of 25% per year, with the first vesting date occurring on July 1, 2011.
(3)	The value has been calculated based on the closing stock price as of December 30, 2011 of $11.25.

Option Exercises and Stock Vesting

None of our named executive officers exercised options during fiscal 2011. The table below sets forth information regarding shares acquired upon the vesting of restricted stock awards during 2011.

	Outstanding Restricted Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
C. Lourenco Goncalves	11,250	$168,863
Robert C. McPherson III	2,500	$37,525
Roger Krohn	1,250	$18,763

(1)	The value has been calculated based on the closing stock price as of the July 1, 2011 vesting date.

Employment and Severance Agreements

Messrs. Goncalves and McPherson have employment agreements and Mr. Krohn has a severance agreement with the Company.

Mr. Goncalves’ Employment Agreement

In September 2010, the Company entered into an employment agreement with Mr. Goncalves, pursuant to which Mr. Goncalves agreed to serve as President and Chief Executive Officer of the Company for an employment period lasting until December 31, 2014, unless terminated earlier under the terms of the agreement.

Under his employment agreement, Mr. Goncalves is entitled to receive an annual base salary of $750,000. Beginning in fiscal year 2012, the Compensation Committee of the Board of Directors will review his base salary on an annual basis to determine if it should be increased. Mr. Goncalves is eligible throughout the term of his employment agreement to earn a target bonus of 100% per year of his base salary, based on the Company’s achievement of specified performance objectives under the Company’s incentive compensation plans as adopted from time to time by the Board of Directors. See “—Compensation Discussion and Analysis” above.

Mr. Goncalves is eligible to receive annual awards of restricted stock and/or options to purchase the Company’s common stock under the Company’s 2010 LTIP. The value of such annual awards under the 2010 LTIP will be determined by the Compensation Committee. Any vesting requirement to which an award is subject will immediately accelerate prior to any “change in control” (as defined in the 2010 LTIP). Also, for option awards (provided that the Company, the acquiring entity or the acquirer’s parent remains publicly held following the effective date of the change in control), Mr. Goncalves may exercise options immediately prior to any change in control and thereafter during the remainder of the original term of the option agreement.

Mr. Goncalves’ employment agreement provides that, if the Company terminates his employment without “cause” or Mr. Goncalves terminates his employment for “good reason” (as those terms are defined in the employment agreement) during the employment period, then the Company shall owe Mr. Goncalves the payment of severance and benefits in the following amounts:

(1)	A lump-sum payment equal to annual base salary through the date of termination of the employment to the extent not paid, and any bonus earned for the fiscal year prior to the year in which the termination occurs, to the extent that Mr. Goncalves is employed on the last day of the applicable performance period;

(2)	A lump-sum equal to twelve months of annual base salary;

(3)	An amount equal to twelve months of annual base salary payable in accordance with the Company’s regular payroll schedule over a twelve month period;

(4)	A pro-rated bonus for the year in which the termination of employment occurs, based on actual performance for such year;

(5)	A bonus for each of the two fiscal years after the fiscal year in which the termination of employment occurs, calculated under the Company’s SEBP adopted by the Company’s Compensation Committee for the applicable fiscal year; and

(6)	At Mr. Goncalves’s election to continue his and his beneficiaries’ participation in the Company’s medical benefit plan in which they participated prior to the date of termination, reimbursement for the cost of COBRA continuation coverage for a period equal to the lesser of (i) eighteen months following the date of termination and (ii) the period preceding the date that Mr. Goncalves becomes eligible to receive medical coverage under another employee benefit plan.

Additionally, Mr. Goncalves will be subject to certain restrictions on his ability to compete with us for two years or solicit our customers or employees for two years after the expiration of the employment period or the date of termination. Mr. Goncalves’s employment agreement may also be terminated for cause.

In addition, Mr. Goncalves is a party to restricted stock award agreements and stock option award agreements that provide for immediate vesting of all unvested restricted stock and options upon a “change of control” (as defined in such agreements and/or the 2010 LTIP). We have summarized and quantified the estimated payments that would be required under Mr. Goncalves’s employment agreement and pursuant to his restricted stock and stock option awards, assuming a triggering event occurred on December 31, 2011, below.

Mr. McPherson’s Employment Agreement

Under his employment agreement with the Company, Mr. McPherson serves as our Senior Vice President and Chief Financial Officer. The agreement was for an initial term which expired at the end of 2007. The initial term has been and will continue to be automatically renewed for successive one-year periods unless 90 days’ prior notice of termination is given by either party. Under his employment agreement, Mr. McPherson is entitled to receive a minimum annual base salary of $245,000 and is eligible for an annual bonus of 70% of his base salary under the SEBP.

Upon Mr. McPherson’s termination of employment by us without “cause” or by Mr. McPherson for “good reason” (each as defined in the employment agreement) or upon our election not to renew his employment, Mr. McPherson will be entitled to receive the following severance payments: all accrued salary and bonus earned but not paid, a pro rata bonus for the year in which the termination occurs, his annual base salary for a period of eighteen months following his termination of employment or, at our election, a lump sum payment equal to eighteen months of annual base salary (such payments to cease (or be repaid by Mr. McPherson on a pro rata basis in the case of a lump sum payment) if he violates the terms of his employment agreement prior to such time), and the reimbursement for the cost of COBRA continuation coverage for a period of up to eighteen months. Additionally, Mr. McPherson will be subject to certain restrictions on his ability to compete with us for eighteen months or solicit our customers or employees for two years after his termination of employment. Mr. McPherson’s employment agreement may also be terminated for cause.

In addition, Mr. McPherson is a party to restricted stock award agreements and stock option award agreements that provide for immediate vesting of all unvested restricted stock and options upon a “change of control” (as defined in such agreements and/or the 2010 LTIP). We have summarized and quantified the estimated payments that would be required under the employment agreement and restricted stock and option agreements, assuming a triggering event occurred on December 31, 2011, below.

Mr. Krohn’s Severance Agreement

Under his severance agreement, upon his termination of employment by us without “cause” or by Mr. Krohn for “good reason” (in each case, as defined in the severance agreement), Mr. Krohn will be entitled to the following severance payments and benefits: his annual base salary for a period of twelve months following his termination of employment (such payments to cease if he violates any material terms of his severance agreement prior to such time) and the reimbursement for the cost of COBRA Continuation coverage for a period of up to twelve months. Additionally, Mr. Krohn will be subject to certain restrictions on his ability to compete with us for one year (or two years in the event that his employment is terminated for cause or he resigns without good reason) and to solicit our customers or employees for two years after his termination.

In addition, Mr. Krohn is a party to restricted stock award agreements and stock option award agreements that provide for immediate vesting of all unvested restricted stock and options upon a “change of control” (as defined in such agreements and/or the 2010 LTIP). We have summarized and quantified the estimated payments that would be required under the severance agreement and restricted stock and option agreements, assuming a triggering event occurred on December 31, 2011, below.

Potential Payments upon Termination or Change in Control

Our employment and severance agreements are described under “—Employment and Severance Agreements” above.

If (1) each of our named executive officers terminated his employment for “good reason” or was terminated other than for “cause,” death or disability, or (with respect to those executives with employment agreements) if we elected not to renew their employment agreements; or (2) each of our named executive officers was terminated as a result of death or disability; or (3) a “change of control” occurred as of December 31, 2011, our named executive officers would be paid the following amounts, respectively:

	Good Reason Termination or Involuntary without Cause Termination on December 31, 2011	Death or Disability on December 31, 2011	Change of Control on December 31, 2011
C. Lourenco Goncalves
Compensation
Accrued Salary	$14,423	$14,423	$14,423
Accrued Bonus (Incentive Plan)	$1,100,000	$1,100,000	$1,100,000
Annual Bonus (Incentive Plan) for two years after termination(1)	$2,200,000	—	—
Lump Sum Salary (12 months)	$750,000	$750,000	—
Monthly Salary (12 months)	$750,000	—	—
Benefits and Perquisites
Health and Welfare Benefits	$26,262	$26,262	—
Disability Income(2)	—	$1,791,721	—
Life Insurance Benefits(3)	—	$400,000	—
Accrued Vacation Pay	$39,808	$39,808	$39,808
Long-Term Incentives:
Stock Options(4)			—
Restricted Stock Grants(5)			$379,688

Robert C. McPherson III
Compensation
Accrued Salary	$6,731	$6,731	$6,731
Accrued Bonus (Incentive Plan)	$300,000	$300,000	$300,000
Lump Sum Salary (12 months)	—	$350,000	—
Monthly Salary (18 months)	$525,000	—	—
Benefits and Perquisites
Health and Welfare Benefits	$17,052	$17,052	—
Disability Income(2)	—	$2,369,901	—
Life Insurance Benefits(3)	—	$400,000	—
Accrued Vacation Pay	—	—	—
Long-Term Incentives:
Stock Options(4)			—
Restricted Stock Grants(5)			$84,375

Roger Krohn
Compensation
Accrued Salary	$5,769	$5,769	$5,769
Accrued Bonus (Incentive Plan)	$235,000	$235,000	$235,000
Monthly Salary (12 months)	$285,000	—	—
Benefits and Perquisites
Health and Welfare Benefits	$17,052	$17,052	—
Disability Income(2)	—	$1,065,378	—
Life Insurance Benefits(3)	—	$400,000	—
Accrued Vacation Pay	$28,851	$28,851	$28,851
Long-Term Incentives:
Stock Options(4)			—
Restricted Stock Grants(5)			$42,188

(1)	Mr. Goncalves is entitled to a bonus for each of the two fiscal years following the fiscal year in which termination occurs as calculated under the SEBP for the applicable fiscal year based on the Company’s achievement of the specified performance objectives set forth under the SEBP. The amounts in the table above reflect Mr. Goncalves’s bonus for the fiscal year ended December 31, 2011, which hypothetically assumes that such amount would be the amount of bonus payable for the two years after the year of termination. Based on the contingent and uncertain nature of our liability to Mr. Goncalves for such bonus payments, we are unable to make an estimate of the amount, if any, of the actual bonus payments that might be made. Therefore, we have presented such amount using Mr. Goncalves’ bonus for fiscal year 2011.
(2)	Reflects the maximum lump-sum present value of all future payments each named executive would be entitled to receive under the Company’s disability program. Each named executive would be entitled to receive benefits until he reaches age 65.
(3)	Reflects the maximum lump-sum amount of $200,000 payable to each named executive’s beneficiaries upon his death plus the maximum lump-sum amount of $200,000 payable in the event of accidental death under the Company’s life insurance program.
(4)	Reflects the estimated value of options that would immediately vest upon a “change in control,” and assumes that any “under water” options would be cancelled.
(5)	Reflects the value of restricted stock awards that immediately vest upon a “change of control.” The value has been calculated based on the closing stock price as of December 30, 2011 of $11.25.

No payments are made under any employment agreement or severance agreement if an executive terminates his employment without “good reason” or we terminate his employment for “cause”.

With respect to the employment and severance agreements:

•	“cause” generally means any of the following:

•	the commission of a felony or a crime of moral turpitude;

•	a willful and material act of dishonesty involving us;

•	a material non-curable breach of the executive’s obligations under the agreement;

•	material breaches of our policies or procedures;

•	any other willful misconduct which causes material harm to us or our business reputation;

•

a failure to cure a material breach of the executive’s obligations under the agreement, the investor rights agreement described above and certain other agreements related to the executive’s equity participation in the Company, within 30 days after written notice of such breach; or

•	breaches of any of the executive’s representations contained in the agreement.

•	“good reason” generally means any of the following:

•

a reduction in the executive’s annual base salary or bonus potential described in the agreement (but not including any diminution related to a broader compensation reduction that is not limited to any particular employee or executive);

•	a material diminution of the executive’s responsibilities;

•	relocation of the executive’s primary work place, as assigned to him by us, beyond a fifty mile radius; or

•	a material breach by us of the agreement.

•	“change of control” generally means any of the following events:

•

an acquisition of by any person or group (with certain exceptions, including an acquisition by the Company or Apollo Investment Fund V, L.P. or its affiliates) that results in the person or group becoming the beneficial owner of 50% or more of the combined voting power of the then outstanding voting securities of the Company;

•

there occurs a change in the composition of the Board such that the individuals constituting the Board, and the successors of such individuals (as nominated by the Board or committee thereof), cease to constitute a majority of the Board;

•

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (with certain exceptions, including transactions in which our stockholders own less than 50% of the surviving entity or no person or group owns 50% or more of the combined entity except to the extent that such ownership existed prior to the acquisition); or

•	the approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

BOARD COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Compensation Committee of the Company has reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

THE COMPENSATION COMMITTEE

M. Ali Rashid, Chairman

Eric L. Press

Matthew R. Michelini

NON-EXECUTIVE DIRECTOR COMPENSATION FOR 2011

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2011.

(a)	(b)	(c)	(d)	(e)	(f)
Name(1)	Fees Earned or Paid in Cash	Stock Awards(2)	Option Awards(3)	All Other Compensation	Total
Eric L. Press	$112,500	—	—	—	$112,500
M. Ali Rashid	$200,000	—	—	—	$200,000
Matthew R. Michelini	$107,500	—	—	—	$107,500
John T. Baldwin	$145,000	—	—	—	$145,000
Larry K. Powers	$130,000	—	—	—	$130,000
Mark A. Slaven	$135,000	—	—	—	$135,000

(1)	C. Lourenco Goncalves, the Company’s Chairman of the Board, President and Chief Executive Officer, is not included in this table as he is an employee of the Company and thus receives no compensation for his services as a director. The compensation received by Mr. Goncalves as an employee of the Company is shown in the Summary Compensation Table above.
(2)	As of December 31, 2011, the following non-executive officer directors had the following number of restricted stock awards outstanding: Eric L. Press: 3,750; M. Ali Rashid: 3,750; Matthew R. Michelini: 3,750; John T. Baldwin: 3,750; Larry K. Powers: 3,750; and Mark A. Slaven: 3,750.
(3)	As of December 31, 2011, the following non-executive officer directors had the following number of options outstanding: Eric L. Press: 84,724; M. Ali Rashid: 84,724; Matthew R. Michelini: 15,000; John T. Baldwin: 84,724; Larry K. Powers: 15,000; and Mark A. Slaven: 15,000.

Compensation of Directors

We currently compensate our directors with an annual retainer of $60,000, paid quarterly in advance of each fiscal quarter of service. During 2011, each director also received a fee of $2,500 per board meeting attended and $2,500 for each regularly scheduled committee meeting. The non-management chairman of each the Audit Committee, Compensation Committee, Nominating/Governance Committee, and Executive Committee receives an additional annual retainer of $12,500. All reasonable out-of-pocket expenses are reimbursed upon submission of support documentation. Newly elected directors will receive the same fees as described above.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee’s members is or has been a Company officer or employee. During fiscal 2011, none of the Company’s executive officers served on the board of directors, the compensation committee or any similar committee of another entity of which an executive officer served on our Board or Compensation Committee.

PROPOSAL 2—RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2012. During fiscal year 2011, Deloitte & Touche LLP served as the Company’s independent registered public accounting firm and also provided certain tax and other audit related services.

As a matter of good corporate governance, the appointment of Deloitte & Touche LLP is being presented to the stockholders for ratification. If the appointment is not ratified, the Board will consider whether it should select a different independent registered public accounting firm.

The Company expects that representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so, and it is expected that they will be available to respond to appropriate questions.

Principal Accounting Fees and Services

Pursuant to the Audit Committee’s charter, to help ensure the independence of our independent registered public accounting firm, all auditing services, internal control-related services and permitted non-audit services (including the terms thereof) to be performed for Metals USA Holdings by its independent registered public accounting firm must be pre-approved by the Audit Committee, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate to a subcommittee of its members the authority to grant the required approvals, provided that any exercise of such authority by the subcommittee is presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee approved and retained Deloitte & Touche LLP to audit our consolidated financial statements and internal control over financial reporting for 2011 and provide other auditing and advisory services in 2011. The Audit Committee reviewed all non-audit services provided by Deloitte & Touche LLP in 2011 and concluded that the provision of such services was compatible with maintaining Deloitte & Touche LLP’s independence in the conduct of its auditing functions.

The table below sets forth the aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu Limited, and their respective affiliates for audit and non-audit services provided to us and our subsidiaries in 2011 and 2010.

Fees	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2010
Audit Fees	$2,296,500	$1,237,200
Audit Related Fees	—	138,000
Tax Fees	18,290	174,144
All Other Fees	—	376,300

Total	$2,314,790	$1,925,644

Audit Fees. In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of our consolidated financial statements, audit of internal control over financial reporting, for the review of documents filed with the SEC, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. For 2011 and 2010, the audit fees in the above table are the aggregate fees billed to us and our subsidiaries by Deloitte & Touche LLP for auditing financial statements and internal control over financial reporting, and reviewing interim financial statements included in our and our subsidiaries’ annual and quarterly reports.

Audit-Related Fees. This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

Tax Fees. “Tax fees” are fees for tax compliance, tax advice and tax planning.

All Other Fees. “All other fees” are all fees not included in the above three categories.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining their independence and has concluded that such services do not impair their independence.

Vote Required

The accompanying proxy will be voted in favor of the proposal unless the stockholder indicates to the contrary on the proxy. The proposal will be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the proposal.

The Board of Directors recommends a vote FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

Upon the recommendation of the Audit Committee and in compliance with the regulations of the NYSE, the Board has adopted an Audit Committee Charter setting forth the requirements for the composition of the Audit Committee, the qualifications of its members, the frequency of meetings, and the responsibilities of the Audit Committee. A copy of the Audit Committee charter is available at the investor relations section of the Company’s website at www.metalsusa.com. The Audit Committee consists of Messrs. Baldwin, Powers and Slaven, each of whom have been determined to be independent pursuant to Rule 10A-3 of the Exchange Act by our Board. Mr. Baldwin is chairman of the Audit Committee.

Report of Audit Committee

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee possesses sole authority to engage and discharge independent registered public accounting firms and to approve all significant non-audit engagements with such firms. Further responsibilities of the Audit Committee include review of SEC filings and financial statements and ultimate supervision of the Company’s internal auditing function.

Management is responsible for the Company’s system of internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and management’s assessment of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 in accordance with Public Company Accounting Oversight Board (“PCAOB”) standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee those processes.

In this context, the Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, Deloitte & Touche LLP, the Company’s audited financial statements as of and for the year ended December 31, 2011. Management represented that the consolidated financial statements were prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 90, Audit Committee Communications, SAS No. 89, Audit Adjustments and SAS No. 61, Communications with Audit Committees, as adopted by the PCAOB in Rule 3200T. All of these statements were issued by the American Institute of Certified Public Accountants.

In addition, the Audit Committee has discussed with Deloitte & Touche LLP its independence from the Company and its management, including matters in the written disclosure and letter required by applicable requirements of the PCAOB, and the provision of non-audit services by the independent registered public accounting firm. A disclosure summarizing the fees paid to Deloitte & Touche LLP in 2011 for audit and non-audit services appears above under the heading “Principal Auditor Fees and Services.” All of the services provided by Deloitte & Touche LLP were pre-approved by the Audit Committee in accordance with its policies and procedures. The Audit Committee received a description of the services and approved them after determining that they would not affect the auditor’s independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scopes and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

Based on the Audit Committee’s discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the SEC.

AUDIT COMMITTEE

John T. Baldwin, Chairman

Larry K. Powers

Mark A. Slaven

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Procedures for Reviewing Related Person Transactions

The Audit Committee charter provides that the Audit Committee shall review all related person transactions, and all such transactions must be approved or ratified by the Audit Committee. For this purpose, a related person transaction means any transaction, arrangement or relationship in which the Company is a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members). In addition, our Code of Business Conduct and Ethics requires all directors, executive officers and employees to avoid conflicts, and the appearance of conflicts between their own interests and their responsibilities to the Company or its clients. The Company has not entered into any related person transactions during 2011 required to be disclosed under SEC rules.

Investors Rights Agreement

The Company has entered into an Amended and Restated Investors Rights Agreement with Apollo Management V, L.P. (together with its affiliates, “Apollo”) and each of our management members (the “Amended and Restated Investors Rights Agreement”) that provides for, among other things, a restriction on the transferability of each management member’s equity ownership in the Company, piggyback registration rights, repurchase rights by the Company and Apollo with respect to management’s equity in certain circumstances, demand registration rights for Apollo, certain restrictions on each such person’s ability to compete with us or solicit our employees or customers and board termination rights and information rights for Apollo.

As discussed above, the Amended and Restated Investors Rights Agreement provides that, except as otherwise required by applicable law, Apollo has the right to nominate (a) four directors as long as Apollo owns (including shares of common stock issuable under the terms of any exchangeable securities issued by us) at least 30% but less than 50% of our outstanding common stock, (b) three directors as long as Apollo owns (including shares of common stock issuable under the terms of any exchangeable securities issued by us) at least 20% but less than 30% of our outstanding common stock and (c) two directors as long as Apollo owns (including shares of common stock issuable under the terms of any exchangeable securities issued by us) at least 10% but less than 20% of our outstanding common stock. In the event that the Board increases its size beyond nine members, Apollo’s nomination rights will be proportionately increased, rounded up to the nearest whole number. The Amended and Restated Investors Rights Agreement also provides that, except as otherwise required by applicable law, we and the management members will take all action within their respective power to cause all such nominees to be included in the slate of nominees recommended by the Board to the Company’s stockholders for election as directors at each annual meeting of our stockholders and we will use all reasonable efforts to cause the election of each such nominee, including soliciting proxies in favor of the election of such nominees.

The Amended and Restated Investors Rights Agreement provides that, except as otherwise required by applicable law, Apollo will have the right to designate a replacement to fill a vacancy on the Board that was nominated by Apollo, and will provide that, except as otherwise required by applicable law, we will take all action within our power to cause such vacancy to be filled by the replacement designated by Apollo (including by promptly appointing such designee to the Board).

The Amended and Restated Investor Rights Agreement provides that Apollo may make one or more written demands of us to require us to register the shares of our common stock owned by Apollo. In addition, Apollo and our management members will have piggyback rights entitling them to require us to register shares of our common stock owned by them in connection with any registration statements filed by us, subject to certain exceptions. We have agreed to indemnify Apollo and the management members (to the extent they are selling stockholders in any such registration) against losses suffered by them in connection with any untrue or alleged untrue statement of a material fact contained in any registration statement, prospectus or preliminary prospectus or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein not misleading, except insofar as the same may be caused by or contained in any information furnished in writing to us by such selling holder for use therein.

The Amended and Restated Investors Rights Agreement was negotiated among management, us and Apollo, and we believe it is on arm’s-length terms.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s reporting officers and directors, and persons who own more than ten percent of the Company’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and the Company. Based solely on the Company’s review of the forms filed with the SEC and written representations from reporting persons that they were not required to file Form 5 for certain specified years, the Company believes that all of its reporting officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the year ended December 31, 2011.

STOCKHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

A stockholder who wishes to include a proposal in our proxy materials for the 2013 Annual Meeting pursuant to Rule 14a-8 under the Securities Act of 1934 must submit such proposal to the Company’s Corporate Secretary no later than December 12, 2012. The proposal also must comply with SEC regulations set forth in Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

A stockholder who intends to bring a stockholder proposal before the 2013 Annual Meeting, but does not wish to include the proposal in the proxy materials for that meeting pursuant to Rule 14a-8, must submit such proposal so that it is received by the Company’s Corporate Secretary no earlier than January 17, 2013, but no later than February 16, 2013.

A stockholder who intends to nominate one or more persons for election to the Board at the 2013 Annual Meeting must deliver notice to the Company no earlier than January 17, 2013, but no later than February 16, 2013. Such notice must set forth: (a) the name and address of the stockholder, such beneficial owner and their respective affiliates or associates who intend to make the nomination, (b) the class or series an number of shares of common stock which are, directly or indirectly, owned beneficially and of record by such stockholder, such beneficial owner and their respective affiliates or associates, (c) any derivative instrument directly or indirectly owned beneficially by such stockholder, beneficial owner and their respective affiliates or associates, (d) any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder has a right to vote any class of shares of the Company, (e) any short interests of such stockholder, (f) any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company, (g) any proportionate interest in shares of the Company or derivative instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (h) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, including without limitation any such interests held by members of such stockholder’s immediate family sharing the same household, (i) any significant equity interests or any derivative instruments or short interests in any principal competitor of the Company held by such stockholder, and (j) any direct or indirect interest of such stockholder in any contract with the Company, any affiliate of the Company or any principal competitor of the Company (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement).

As to each person whom the stockholder proposes to nominate for election or reelection to the Board, a stockholder’s notice must, in addition to the matters set forth above, also set forth: (a) all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), and (b) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant. The stockholder must also provide a questionnaire that represents that: (a) the nominee is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Company, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Company or (2) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law, and (3) any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (b) in such person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Company, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

In accordance with notices that we sent to certain stockholders, we are sending only one copy of our Annual Report on Form 10-K and proxy statement to stockholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies of our Annual Report on Form 10-K and/or proxy statement mailed to you, or you would like to opt out of this practice for future mailings, please submit your request to our Corporate Secretary by mail to Corporate Secretary, Metals USA Holdings Corp., 2400 E. Commercial Blvd., Suite 905, Fort Lauderdale, Florida, 33308. We will promptly send additional copies of the Annual Report on Form 10-K and/or proxy statement upon receipt of such request. You may also contact us at the same mailing address provided above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

SOLICITATION OF PROXIES

The Company will bear the cost of the solicitation. In addition to solicitation by mail, the Company will request banks, brokers and other custodian nominees and fiduciaries to supply proxy material to the beneficial owners of Company common stock of whom they have knowledge, and will reimburse them for their expenses in so doing. Certain directors, officers and other employees of the Company, not specially employed for the purpose, may solicit proxies, without additional remuneration therefore by personal interview, mail, telephone or telegraph.

OTHER MATTERS TO COME BEFORE THE MEETING

The Board is not aware of any matters which will be brought before the 2012 Annual Meeting other than those specifically set forth in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including, among other things, consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed proxy card will have discretion to vote in accordance with their best judgment, unless otherwise restricted by law.

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4

MMMMMMMMM ADD 5

ADD 6

MMMMMMMMMMMM

MMMMMMMMMMMMMMM C123456789

000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead methods of outlined mailing below your proxy, to vote you your may proxy. choose one of the voting VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies 1:00 a.m. submitted , Central Time, by the on Internet May 17, or 2012. telephone must be received by

Vote by Internet

Go to www.investorvote.com/MUSA

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card 1234 5678 9012 345

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board unanimously recommends a vote FOR all nominees and FOR proposal 2.

1. Election of Directors: For Withhold For Withhold

01 - C. Lourenco Goncalves 02 - John T. Baldwin

For Against Abstain

2. Proposal LLP as the to Company’s ratify the appointment independent of public Deloitte accounting & Touche firm for 2012.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below full Please title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND

MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

MMMMMMM2 1 D V 1 3 7 2 7 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01G7IC

2012 Annual Meeting Admission Ticket

2012 Annual Meeting of Metals USA Holdings Corp.

Thursday, May 17, 2012 at 11:00 a.m. Local Time 2400 E. Commercial Blvd., Suite 725 Fort Lauderdale, Florida 33308 Upon arrival, please present this admission ticket and photo identification at the registration desk.

Directions to the 2012 Metals USA Holdings Corp. Annual Meeting

2400 E. Commercial Blvd., Suite 725 Fort Lauderdale, Florida 33308

From Fort Lauderdale-Hollywood International Airport: Take US-1 North. Turn right on NE 50th Street/Commercial Blvd. Metals USA Holdings Corp.’s headquarters will be immediately on your right.

From Miami and Points South: Take FL-112 East to I-95 North. Take I-95 North for approximately 30 miles. Take Exit 32 – FL-870 E/NW 50th St./W. Commercial Blvd. After approximately 2.5 miles, Metals USA Holdings Corp.’s headquarters will be on your right.

From Points North: Take I-95 South. Take Exit 32 – FL-870 E/NW 50th St./W. Commercial Blvd. After approximately 2.5 miles, Metals USA Holdings Corp.’s headquarters will be on your right.

From Points West: Take I-595 East. Take Exit 10A – I-95 North. Take Exit 32 – FL-870 E/NW 50th St./W. Commercial Blvd. After approximately 2.5 miles, Metals USA Holdings Corp.’s headquarters will be on your right.

3IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — Metals USA Holdings Corp.

Notice of 2012 Annual Meeting of Stockholders

2400 E. Commercial Blvd., Suite 725 Fort Lauderdale, Florida 33308

Proxy Solicited by Board of Directors for Annual Meeting — May 17, 2012

Robert C. McPherson, III and William A. Smith, II, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Metals USA Holdings Corp. to be held on May 17, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the directions given by the undersigned. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

Metals USA Holdings Corp.’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2011 are available at: www.edocumentview.com/MUSA

(Items to be voted appear on reverse side.)

IMPORTANT ANNUAL MEETING INFORMATION

MMMMMMMMM

Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

A Proposals — The Board unanimously recommends a vote FOR all nominees and FOR proposal 2.

1. Election of Directors: For Withhold For Withhold

01 - C. Lourenco Goncalves 02 - John T. Baldwin

For Against Abstain

2. Proposal LLP as the to Company’s ratify the appointment independent of public Deloitte accounting & Touche firm for 2012.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below full Please title. sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

1 U P X 1 3 7 2 7 8 2

01G7JC

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3

Proxy — Metals USA Holdings Corp.

Notice of 2012 Annual Meeting of Stockholders

2400 E. Commercial Blvd., Suite 725 Fort Lauderdale, Florida 33308

Proxy Solicited by Board of Directors for Annual Meeting — May 17, 2012

Robert C. McPherson, III and William A. Smith, II, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Metals USA Holdings Corp. to be held on May 17, 2012 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with the directions given by the undersigned. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

Metals USA Holdings Corp.’s proxy statement and Annual Report on Form 10-K for the year ended December 31, 2011 are available at: www.edocumentview.com/MUSA

(Items to be voted appear on reverse side.)